Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement Form on S-8 of our reports relating to the financial statements and financial statement schedules of WellCare Health Plans, Inc. and management’s report on the effectiveness of internal control over financial reporting dated February 13, 2006, appearing in the Annual Report on Form 10-K of WellCare Health Plans, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Certified Public Accountants
Tampa, Florida
February 16, 2006